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                                                                   Exhibit 23(b)

Consent of Independent Auditors

We consent to the incorporation by reference of our report dated July 23, 1996 with respect to the financial statements of Robert Stutman & Associates, Inc. as of December 31, 1994 and 1995 and for the three years in the period ended December 31, 1995 included in the Form 8-K/A, as amended, filed with the Securities and Exchange Commission, in the Registration Statement (Form S-3
No. 333-XXXXX) and related Prospectus of Substance Abuse Technologies, Inc.
for the registration of (1) 3,180,000 shares of its common stock issuable upon exercise of warrants, (2) 2,500,000 shares of its common stock issuable upon conversion of convertible notes, and (3) 450,000 shares of its common stock shares offered by selling stockholders.


/S/ ERNST & YOUNG LLP

Boston, Massachusetts
January 15, 1997


                                      E-22